Exhibit 99.1
Press Release Dated July 13, 2010
FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Ed Merritt	Kristin McKenzie
Vice President, Investor Relations	Public Relations Manager
emerritt@digitalriver.com	publicrelations@digitalriver.com
+1 952-540-3362	+1 952-253-1234 ext. 38395
Alfred Castino Joins Digital River’s Board of Directors
MINNEAPOLIS — July 13, 2010 — Digital River, Inc. (NASDAQ: DRIV), a leading provider of global e-commerce solutions, today announced the appointment of Alfred J. Castino to its board of directors. Mr. Castino is a veteran financial executive who most recently served as senior vice president and chief financial officer of Autodesk, Inc.
“Al has broad-based financial oversight experience with high-growth technology companies that will serve us well as we continue to expand our business footprint around the world,” said Joel Ronning, CEO of Digital River. “With his expertise in both finance and technology, we look forward to his participation in board discussions and contributions in helping set the strategic direction of the company.”
Mr. Castino’s extensive financial management experience spans some of today’s best-known technology brands. Before his Autodesk tenure from 2002 to 2008, his career included CFO and chief accounting officer positions with PeopleSoft; multiple finance director posts with Sun Microsystems; and auditing and accounting management positions with HP.
He also served as CFO of both Virage and Rightpoint; as vice president and corporate controller of Chiron; and as manufacturing controller at Wyse Technology. Prior to 1980, he held assistant vice president and auditor positions with Bank of America, Deloitte and Touche, and Arthur Andersen.
About Digital River, Inc.
Digital River, Inc., a leading provider of global e-commerce solutions, builds and manages online businesses for software and game publishers, consumer electronics manufacturers, distributors, online retailers and affiliates. Its multi-channel e-commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running an e-commerce operation. The company’s comprehensive platform offers site development and hosting, order management, fraud management, export controls, tax management, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.
Founded in 1994, Digital River is headquartered in Minneapolis with offices across the U.S., Asia, Europe and South America. For more details about Digital River, visit the corporate website at www.digitalriver.com or call +1 952-253-1234.
Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.